Exhibit 99.1

FOR IMMEDIATE RELEASE

PACKAGING CORPORATION OF AMERICA REPORTS OCTOBER CORRUGATED PRODUCTS DEMAND

Lake Forest, IL.  December 7, 2006 — Packaging Corporation of America (NYSE: PKG).
Paul T. Stecko, Chairman and Chief Executive Officer of Packaging Corporation of America, reported today at the Citigroup Global Paper and Forest Products Conference that PCA’s total shipments of corrugated products were up 2.9%, and shipments, on a per workday basis with one more shipping day in October 2006, were down 1.8% compared to October 2005.  This compares with industry shipments that were down 3.1% and 7.5%, respectively.

PCA is the sixth largest producer of containerboard and corrugated packaging products in the United States with sales of $2.0 billion in 2005. PCA operates four paper mills and 68 corrugated product plants in 26 states across the country.

CONTACT:

Barbara Sessions
Packaging Corporation of America
INVESTOR RELATIONS:  (877) 454-2509
PCA’s Website: www.packagingcorp.com